Filed Pursuant to Rule 433
Registration No. 333-161767
August 10, 2011
Pricing Term Sheet
The Procter & Gamble Company
$1,000,000,000 0.700% Notes due August 15, 2014

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	August 15, 2014

Coupon (Interest Rate):	0.700%

Price to Public (Issue Price):	99.589% of principal amount

Yield to Maturity:	0.839%

Spread to Benchmark Treasury:	+52 basis points

Benchmark Treasury:	0.625% due July 15, 2014

Benchmark Treasury Yield:	0.319%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2012

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	August 10, 2011

Settlement Date:	August 15, 2011 (T+3)

CUSIP Number:	742718 DU0

ISIN Number:	US742718DU01

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Morgan
Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman,
Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner &
Smith Incorporated and RBS Securities Inc.

Co-Managers:	Barclays Capital Inc., Mitsubishi UFJ Securities (USA), Inc., UBS Securities
LLC and Wells Fargo Securities, LLC

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	$1,000,000,000 of 1.450% notes due August 15, 2016 of The Procter & Gamble
Company, expected to be issued on August 15, 2011. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.
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